                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         NAPCO SECURITY SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                     N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         NAPCO SECURITY SYSTEMS, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   ----------------------------------------

                       To be Held on November 21, 1995


Dear Fellow Stockholder:

          The Annual Meeting of the Stockholders of NAPCO Security Systems, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices at 333 Bayview Avenue, Amityville, New York, on Tuesday, November 21, 1995, at 4:00 p.m., for the following purposes, as more fully described in the accompanying Proxy Statement:

          1.  To elect four directors;

          2. To consider a Shareholder Proposal to expand the Board of Directors utilizing an unusual eligibility definition opposed by management; and

          3. To transact such other business as may properly come before the Meeting or any adjournments thereof.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1
                          AND A VOTE AGAINST ITEM 2.

          Only stockholders of record at the close of business on October 2, 1995 are entitled to notice and to vote at the Meeting or any adjournment thereof. A complete list of the stockholders entitled to vote at the Meeting on the foregoing proposals will be open to examination by any stockholder for any purpose germane to the Meeting during ordinary business hours for a period of ten days prior to the Meeting at the offices of the Company, 333 Bayview Avenue, Amityville, New York 11701.


                                      By order of the Board of Directors,


                                              Richard Soloway
                                              Secretary



October 20, 1995

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. YOU ARE URGED TO COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE.

                          NAPCO SECURITY SYSTEMS, INC.
                               333 BAYVIEW AVENUE
                           AMITYVILLE, NEW YORK 11701

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 21, 1995

INFORMATION CONCERNING THE SOLICITATION

         This Proxy Statement is furnished to the holders of Common Stock, $.01 par value per share ("Common Stock") of Napco Security Systems, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company to be held on November 21, 1995 and at any adjournment thereof (the "Meeting"), pursuant to the accompanying Notice of Annual Meeting of Stockholders. Proxies in the enclosed form, if properly executed and returned in time, will be voted at the Meeting. Any stockholder giving a proxy may revoke it prior to its exercise by attending the Meeting and reclaiming the proxy, by executing a later proxy or by submitting a written notice of revocation to the Secretary of the Company at the Company's office or at the Meeting. Stockholders attending the Meeting may vote their shares in person. This Proxy Statement and the form of proxy were first mailed to the stockholders on or about October 20, 1995. A copy of the 1995 Annual Report of the Company, including financial statements, is being mailed herewith.

         Only stockholders of record at the close of business on October 2, 1995 (the "Record Date") are entitled to notice of and to vote at the Meeting. The outstanding voting securities of the Company on the Record Date consisted of 4,367,727 shares of Common Stock.

         On all matters requiring a vote by holders of the Common Stock, each share of Common Stock entitles the holder of record to one vote. At the Meeting, the holders of record of Common Stock will vote on: Item 1, the election of four directors; Item 2, the shareholder proposal to expand the board of directors utilizing an unusual eligibility definition opposed by management; and the transaction of any other business as may properly come before the Meeting and require a vote of the Stockholders.

                                     ITEM 1

                              ELECTION OF DIRECTORS

Information Concerning Nominees

         The Board of Directors of the Company is currently composed of four members. Directors are elected annually and hold office until the next annual meeting of stockholders or until their respective successors are elected and shall qualify. Four directors are to be elected by a plurality of the votes cast at the Meeting. It is intended that the proxies solicited on behalf of the Board of Directors will be voted for the election of the four nominees listed below unless a contrary instruction is made on the proxy. Each of these nominees has consented to serve if elected. In the event that any nominee becomes unable or unwilling to serve as a director, discretionary authority may be exercised by the proxies to vote for the election of an alternate nominee of the Board of Directors.

         The names of the nominees and certain information received from them are set forth in the following table, including their principal occupations, five-year employment history and the names of any other companies whose securities are publicly held and of which they presently serve as directors.

                                           Principal Occupation;
                                           Five-Year Employment
                                               History and                                    Director
Name and Age                               Other Directorships                                 Since
------------                               ------------------------------------                -----
Richard Soloway                            Chairman of the Board of Directors                   1972
      (49)                                 of the Company since October 1981;
                                           Secretary of the Company since 1975.

Kenneth Rosenberg                          President of the Company since 1975;                 1972
      (49)                                 Treasurer of the Company since
                                           January 1985.

Randy B. Blaustein                         Partner of Blaustein, Greenberg & Co.                1985
      (43)                                 since July 1991; Attorney engaged as
                                           a sole practitioner since October
                                           1980, specializing in business and
                                           tax matters, and author of six books
                                           and numerous articles.

Andrew J. Wilder                           Officer of Israeloff, Trattner & Co.,                1995
      (44)                                 independent certified public
                                           accountants, since 1990.

THE BOARD OF DIRECTORS DEEMS ITEM 1 TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

         During the fiscal year ended June 30, 1995, the Company retained, and currently retains, Mr. Blaustein as special counsel for certain general business and tax related matters.

         During fiscal 1995, there were two meetings of the Board of Directors; Messrs. Rosenberg, Soloway, Blaustein and Kedem attended each meeting. In addition, the Board acted by unanimous written consent on one occasion during the fiscal year. Mr. Kedem resigned as a director and was replaced by Andrew
J. Wilder.

Committees of the Board of Directors and Meetings Held

         The Board of Directors has a Stock Option Committee consisting of Richard Soloway and Kenneth Rosenberg. This Committee, which met once in fiscal year 1995, determines the individuals to be granted options under the Incentive Stock Option Plan and the Non-Employee Stock Option Plan, the number of shares to be subject to options and the terms of the options and interprets the provisions of such plans.

         The Company has an Audit Committee consisting of Richard Soloway, Randy Blaustein and Andrew J. Wilder. The Committee, which met two times in fiscal year 1995, recommends to the Board of Directors as to the engagement of an independent certified public accountant, discusses the adequacy of the accounting procedures and internal controls and new accounting pronouncements that may affect the Company, approves the overall scope of the audit, and reviews and discusses the audited financial statements.

         The Company does not have standing nominating and compensation committees of the Board of Directors, or committees performing similar functions. The Company's Compensation Committee is made up of three officers of the Company.

Compensation of Directors

         The directors who are not officers receive $1,000.00 for each Board of Directors meeting and $1,000.00 for each Committee meeting that they attend in person or by telephone conference call. For the fiscal year ended June 30, 1995, each of Mr. Blaustein and Mr. Kedem received $4,000.00 in director's fees and committee fees.

                                     ITEM 2

                      A SHAREHOLDER PROPOSAL TO EXPAND THE
                     BOARD OF DIRECTORS UTILIZING AN UNUSUAL
                  ELIGIBILITY DEFINITION OPPOSED BY MANAGEMENT

         Two shareholders (related by marriage), who own their shares jointly, have submitted a proposal utilizing an unusual and restrictive definition of "independent" director. This proposal will be considered at the Company's 1995 annual meeting. The Company opposes this proposal, because the expansion of the Board of Directors would hinder efficient corporate management. Napco currently has competent and effective directors. The shareholder proposal also contemplates a restrictive definition of "independent director" which is unlike that adopted by the applicable regulatory entities. Moreover, qualified candidates could be excluded under the proposed definition to the detriment of the Company.

         The proposal reads as follow:

         "RESOLVED, that the Company's by-laws shall be amended to increase the size of the Board to six directors from four directors and to provide that the Board shall be composed of at least three independent directors. For purposes hereof, an 'independent director' shall be defined as a person who is not employed by the Company and has not, directly or indirectly, performed services for, or transacted business with, the Company involving $20,000 in the aggregate (excluding compensation for services as a director) during the two-year period immediately preceding such person's nomination for election as a director. For purposes hereof, a person shall be deemed to have 'directly or indirectly' performed services for, or transacted business with, the Company, if he has or had an interest in the party that performed services for, or transacted business with, the Company as a stockholder, director, officer, employee, partner, individual proprietor, agent, broker, consultant or otherwise."

         The Company's Statement In Opposition To The Shareholder Proposal.

         The Company opposes this proposal by two shareholders (related by marriage) who at a previous stockholders' meeting had the wife nominate her husband to be a director of the Company, but received less than 1% of the votes.

         The expansion of the Board of Directors would make the corporate governance of the Company more cumbersome. With four members Napco's board of directors is able to have meetings with a minimum of scheduling problems, enabling the Company to respond quickly to important developments. Expansion of the board is unnecessary because the Company has capable directors at present. In addition, at a time when the Company is working hard to minimize expenses wherever possible, the proposal would add to overhead costs. Using six directors where four are functioning well is counter-productive and inconsistent with the Company cost-cutting endeavors.

         In addition, the shareholder proposal proposes an unusual and extremely restrictive definition of "independent director" which is unlike that adopted by the applicable regulatory entities. Moreover, it could exclude qualified candidates to the detriment of the Company. This could make it more difficult and more expensive to attract the best directors for the Company.

         The following statement of shareholder is misleading in that it lists only the vote of a minor portion of the total shareholders and fails to disclose that the actual vote on this proposal last year was: FOR - 870,208; AGAINST - 2,220,059; ABSTAINED - 11,167; and NON-VOTING - 650,004.

Supporting Statement of Shareholder Proponent.

         "The stockholders need a Board that will exercise greater scrutiny of, and control over, the management of the business and that is accountable to the stockholders for the performance of the Company. At present, two directors are executive officers of the Company, and of the other two, one is an attorney performing services and receiving compensation from the Company. [One] of the so-called 'outside' directors has [not] seen fit to attend the last four annual meetings of shareholders [in the shareholder proponent's personal opinion] thereby avoiding, in part, his responsibility to the stockholders. We need a Board composed of at least three independent directors who will take seriously their responsibilities to oversee the management of the Company and will be committed to returning the Company to the level of profitability it had previously enjoyed.

         "During the last several years outside directors of many major corporations have held management responsible for the performance of their companies and have dismissed them for poor results. They have recognized that their responsibility is to the shareholders and not management, and as a result, many outside directors are no longer "rubber stamping" management's actions. It is time the Board of this Company does the same.

         "This proposal was submitted to stockholders last year and received approximately 75% of the shares present or represented at the meeting (other than those controlled directly by management). If all of the "independent" shareholders vote for the proposal, the proposal will pass. Management's position with respect to this proposal, as set forth in last year's proxy statement, was that "the expansion of the Boards of Directors would make corporate governance of the Company more cumbersome". However, that position is simply not credible. Moreover, the vast majority of the Board of Directors of public companies are greater than four and management does not appear to be encumbered."

         Pursuant to the Proxy rules, the name and address of the shareholder proponent and the number of shares held by the shareholder proposal will be furnished by the Company upon request.

         A vote FOR by a majority of the shares of Common Stock present (or represented by proxy) at the meeting is required for approval of this shareholder proposal. The proxies solicited herewith will be voted AGAINST such approval unless other instruction is made on the proxy.

         In today's world where most corporate and governmental institutions, alike, are endeavoring to reduce bureaucratic "red-tape", this proposal, while well-intentioned, would be a step backward and add delays and slow down action and reaction by the Company.

THE BOARD OF DIRECTORS DEEM ITEM 2 NOT TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "AGAINST" APPROVAL THEREOF.

BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table, together with the accompanying footnotes, sets forth information as of October 2, 1995, regarding the beneficial ownership (as defined by the Securities and Exchange Commission) of Common Stock of the Company of (a) each person known by the Company to own more than five percent of the Company's outstanding Common Stock, (b) each director of the Company and (c) all officers and directors of the Company as a group. Except as otherwise indicated, the named owner has sole voting and investment power over shares listed.

                                  Amount and Nature
                                    of Beneficial                 Percent of
Beneficial Owner                      Ownership                   Common Stock [a]
----------------                  -----------------               ----------------
Richard Soloway                        889,576                     20.4%
c/o the Company                         Direct
333 Bayview Avenue
Amityville, NY  11701                    5,400 [b]                   .1%
                                      Indirect

Kenneth Rosenberg                      889,576                     20.4%
c/o the Company                         Direct
333 Bayview Avenue
Amityville, NY  11701

Randy B. Blaustein                      22,500                       .5%

All officers and directors           1,911,402 [c]                 43.8%

---------------

[a] Percentages are computed on the basis of 4,367,727 shares of Common Stock outstanding on October 1, 1995, plus the number of shares which a person has the right to acquire directly or indirectly within sixty (60) days.

[b]  Represents shares owned directly by Mr. Soloway's wife.

[c] This number of shares includes (i) 1,903,002 shares as to which officers and directors have sole voting and investment power, and (ii) 8,400 shares as to which officers and directors share with others or may be deemed to share voting and investment power.

         Based solely on a review of the Forms 3, 4 and 5 furnished to the Company with respect to the most recent fiscal year and written representations of the reporting person (as defined below), the following is a list of each person, who at any time during such fiscal year, was an officer, director, beneficial owner of more than ten (10%) percent of any class of equity securities of the Company or any other person subject to Section 16 of the Securities Exchange Act of 1934 ("reporting person") that failed to file on a timely basis one or more reports during such fiscal year, the number of late reports, the number of transactions not reported on a timely basis, and any known failure to file a required form: Mr. Buchel (as to 1 share) and Mr. Wilder (as to 0 shares) were late in filing their Forms 3.

INFORMATION CONCERNING EXECUTIVE OFFICERS

         The term of office of each executive officer of the Company is one year. There are no family relationships between any director or officer of the Company. The following table sets forth as of the date hereof the names and ages of all executive officers of the Company, all positions and offices with the Company held by them, the period during which they have served in these positions and, where applicable, their positions in any other organizations during the last five years.

                                           Position and Office with the
                                           Company, Term of Office and
Name and Age                               Five-Year Employment History
------------                               ----------------------------
Richard Soloway                            Chairman of the Board of Directors since
     (49)                                  October 1981 (Co-Chief Executive Officer);
                                           Secretary since 1975.

Kenneth Rosenberg                          President since January 1975 (Co-Chief Executive
     (49)                                  Officer); Treasurer since January 1985.

Kevin S. Buchel                            Senior Vice President of Operations and Finance
     (42)                                  since April 1995; Vice President of Finance and
                                           Administration from December 1989 to April 1995.

Richard Paladino                           Senior Vice President of Corporate Sales
     (41)                                  for Napco and Alarm Lock since August 1994;
                                           Vice President for Corporate Sales for Napco
                                           and Alarm Lock from December 1993 to August
                                           1994; Vice President of Sales and Marketing
                                           for Alarm Lock Hardware Division from November
                                           1987 to December 1993.

Alfred DePierro                            Vice President of Engineering --
     (48)                                  Microcomputer Applications since September 1985.


Raymond Gaudio                             Vice President of Engineering --
     (51)                                  Software Applications since September 1985.

Joseph Scardino                            Vice President of Sales of Napco from August 1994;
     (38)                                  Vice President-New York Sales Division from
                                           January 1994 to August 1994; Regional Sales Manager
                                           of New York from October 1986 to January 1994.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation information for the President and Co-Chief Executive Officer of the Company and for each of the Company's four most highly compensated other executive officers serving at the end of fiscal year 1995.

                           SUMMARY COMPENSATION TABLE

                                              Annual Compensation                  Long-Term Compensation
                                        -----------------------------------  -----------------------------------
    Name and                   Fiscal                       Other Annual     Restricted     Options/     LTIP      All Other
Principal Position              Year    Salary      Bonus   Compensation(2)  Stock Awards     SARS       Payouts  Compensation(3)
------------------              ----    ------      -----   ---------------  ------------     ----       -------  ---------------

Richard Soloway, Chairman       1995   $407,793       --    $  2,725             --           --           --       $  4,078
 of the Board of Directors,     1994   $407,793       --    $  4,088             --           --           --       $  4,078
 Secretary                      1993    407,793       --       5,608             --           --           --          4,078

Kenneth Rosenberg, President    1995   $407,793       --    $ 10,724             --           --           --       $  4,078
 and Treasurer                  1994    407,793       --      10,384             --           --           --          4,078
                                1993    407,793       --      15,063             --           --           --          4,078

Richard Paladino,               1995   $148,218(1)    --    $  7,256             --           --           --       $  1,482
 Senior Vice President          1994    133,268(1)    --       5,817             --          5,000         --          1,333
 of Corporate Sales             1993    110,874(1)    --       5,528             --           --           --          1,109

Alfred DePierro, Vice           1995   $223,412(1)    --    $  2,156             --           --           --       $  2,234
 President of Engineering -     1994    221,551(1)    --       2,117             --           --           --          2,216
 Microcomputer Applications     1993    217,003(1)    --       2,128             --           --           --          2,170

Raymond Gaudio, Vice            1995   $267,893(1)    --    $    156             --           --           --       $  2,635
 President of Engineering -     1994    265,356(1)    --         117             --           --           --          2,580
 Software Application           1993    260,815(1)    --         128             --           --           --          2,608

--------

(1)  Includes commissions.

(2) Messrs. Soloway, Rosenberg, DePierro, Gaudio and Paladino received $1,965, $1,926, and $3,272; $9,730, $9,294, and $ 9,631; $156, $117, and $128;
     $156, $117, and $128; and $156, $117, and $128, respectively for health and life insurance for fiscal years 1995, 1994 and 1993. Messrs. Soloway, Rosenberg, DePierro and Paladino received $760, $2,162, and $2,336; $994, $1,090, and $5,432; $2,000, $2,000 and $2,000; and $7,100, $5,700 and
     $5,400, respectively, for automobile expenses for fiscal years 1995, 1994 and 1993.

(3)  401(k) plan contributions.

Option Grants and Exercises

         The following tables summarize option grants and exercises during fiscal 1995 to or by the named executive officers and the value of the fiscal 1995 granted options, if any, held by such persons at the end of fiscal 1995.

                          OPTION GRANTS IN LAST YEAR(1)

                                                                                                        Potential Realizable
                                                                                                          Value At Assumed
                                                                                                          Annual Rates of
                                                                                                            Stock Price
                                                                                                          Appreciation for
                                                 Individual Grants                                         Option Term(2)
                         ----------------------------------------------------------------------------    -------------------
                                           Percent of
                                           Total Options    Fair Market
                                           Granted to       Exercise or      Value on
                         Options           Employees in     Base Price        Date of      Expiration
Name                     Granted           Fiscal Year         ($/Sh)       Grant ($/Sh)     Date         5%($)      10%($)
----                     -------           -------------    -----------     ------------   ----------     -----      ------
Richard Soloway             -                 -                 -                -            -             -           -
Kenneth Rosenberg           -                 -                 -                -            -             -           -
Richard Paladino            -                 -                 -                -            -             -           -
Alfred DePierro             -                 -                 -                -            -             -           -
Raymond Gaudio              -                 -                 -                -            -             -           -

---------------

(1) No options or stock appreciation rights were granted to the named executive officers during fiscal 1995. Options generally become exercisable in cumulative annual installments of 20% commencing on the date of grant. Options terminate upon the earlier of the cessation of employment with the Company or the fifth anniversary of the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% annually from the date options are granted.

      AGGREGATED OPTION EXERCISES IN LAST YEAR AND FY-END OPTION VALUES (1)

                                                                                               Value of
                                                                          Number of            Unexercised
                                                                          Unexercised          In-the-Money
                                         Shares                           Options at           Options at
                                        Acquired            Value         FY-End (#)           FY-End ($)
                                       on Exercise          Realized      Exercisable/         Exercisable/
                  Name                     (#)               ($)          Unexercisable        Unexercisable
                  ----                 -----------          -----         -------------        -------------
                  Richard Soloway           -                 -                -                     -
                  Kenneth Rosenberg         -                 -                -                     -
                  Richard Paladino          -                 -                -                     -
                  Alfred DePierro           -                 -                -                     -
                  Raymond Gaudio            -                 -                -                     -

-------------------

(1) No stock options were exercised by the named executive officers during fiscal 1995.

Employment Agreements

    The Company has employment agreements with Alfred DePierro and Raymond Gaudio. The agreement with Mr. Gaudio provides for an annual salary of $172,330 plus commissions. The agreement with Mr. DePierro provides for an annual salary of $158,156 plus commissions and automobile allowance.

Report of the Compensation Committee

    The Company's Compensation Committee is made up of the Chairman of the Board, the President, and the Senior Vice President of Operations and Finance. The Committee considers and establishes compensation for the management of the Company. With respect to the compensation of the Chairman and the President, the Board of Directors considers and approves such compensation.

Overview and Philosophy

    The Compensation Committee uses its compensation program to achieve the following objectives:

    - increasing the profitability and net worth of the Company and, accordingly, increasing stockholder value;

    - providing compensation that will enable the Company to attract and retain high quality employees and reward superior performance;

    - providing management with incentives related to the success of the Company; and

    - providing management with long-term equity incentives through stock options.

    The Company believes that its executive compensation program provides an overall level of compensation that is competitive within the electronic security products industry and among companies of comparable size and complexity.

Procedures for Establishing Compensation

    At the beginning of each year, the Compensation Committee establishes an annual salary plan for the Company's senior executive officers.

    In fiscal 1995, as in the past several years, the Compensation Committee set compensation at the start of the year and reviewed it approximately mid-way through the year. The initial compensation recommendation, consisting of salary and performance-based incentive compensation, is based in part upon a survey of comparably sized companies. The Compensation Committee uses this survey to determine the competitiveness of base salary and incentive opportunities at the Company and to evaluate the relative mix of salary and incentive compensation.

Executive Officer Compensation Program

    The Company's executive compensation program consists of base salary, annual incentive cash compensation, commissions, long-term equity incentives in the form of stock options and various benefits such as medical insurance and 401(k) savings plan generally available to employees of the Company. The amount of perquisites, as determined in accordance with rules promulgated by the Securities and Exchange Commission, did not exceed 10% of salary in fiscal 1995.

Base Salary

    Base compensation is generally set within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and or comparable size and success as the Company. In addition to external market data, salary is determined by the Company's financial performance and the individual's performance based on predetermined, non-financial objectives. Non-financial objectives include an individual's contribution to the Company as a whole, including his ability to motivate others, develop the necessary skills as the Company grows, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success.

Short-Term and Long-Term Compensation

    Annual incentive compensation and long-term incentive compensation, in comparison to base salary, are more highly tied to the Company's success in achieving financial performance goals. Annual cash bonuses are paid primarily on the basis of attainment of financial, sales, and production goals of the Company. The Chairman and the President do not vote on their own compensation. Raymond Gaudio and Alfred DePierro do not receive bonuses but do receive commissions.

    Long-term incentive compensation, through stock options, enables executives to develop a long-term stock ownership position in the Company. In addition to considering an individual's past performance, the Company's desire to retain an individual is of paramount consideration in the determination of stock option grants.

    Stock options are granted at an option price equal to fair market value on the date of grant and generally vest over a five-year period in order to encourage key employees to continue in the employ of the Company. Accordingly, stock options are intended to retain and motivate executives to improve long-term stock market performance.

Summary of Compensation of Chief Executive Officers

    In fiscal 1995, the Company's Chairman and Co-Chief Executive Officer, Richard Soloway and the President and Co-Chief Executive Officer, Kenneth Rosenberg, each received a salary of $407,793. They received no stock options in fiscal year 1995.

    Compensation Committee:     Richard Soloway
                                Kenneth Rosenberg
                                Kevin S. Buchel

Compensation Committee Interlocks and Insider Participation

    The members of the Compensation Committee are Richard Soloway, Kenneth Rosenberg and Kevin S. Buchel. Each member of the Compensation Committee was, during fiscal 1995 and previously, an officer and employee of the Company and each subsidiary of the Company as described above pursuant to Item 404 of Regulation S-K promulgated under the Securities and Exchange Act of 1934.

    No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

Compensation Pursuant to Plans

Profit Sharing Plan

         The Company maintains a defined contribution profit sharing plan (the "Plan") pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In general, all employees who are at least age twenty-one and have completed one year of employment with the Company are eligible to participate in the Plan. The effective date of the Plan, as restated, is July 1, 1989. Participants in the Plan may contribute up to the maximum amount permitted by the Code of their compensation as a salary reduction. The Company matches all such contributions by contributing an amount equal to 50% of all such salary reduction deferrals up to a maximum of 1% of each participant's salary compensation. In addition, the Company may elect at the end of each Plan year to contribute a discretionary amount to the Plan to be allocated among the eligible employees on the basis of compensation. During fiscal 1995, the Company contributed approximately $56,000 to the Plan.

         Vested contributions, both participant and the Company's additional contributions, are payable to the participant (or his beneficiary), upon any of the following events: retirement, termination of employment, disability, death, termination of the Plan without the establishment of a successor Plan, or the attainment of age 59 1/2. Participants may withdraw up to the total of salary deferral contributions upon suffering a financial hardship, as defined in the Plan. A participant may also borrow from the Plan against his account balance. All participant and additional Company contributions are 100% vested at all times. Benefits at retirement are payable to participants in a lump sum or as an annuity.

Stock Options

         Under the Company's 1992 Incentive Stock Option Plan, as amended ("1992 Plan") which was approved by vote of the stockholders of the Company at the 1992 Annual Meeting (extending the 1982 plan for an additional ten years), incentive stock options to purchase up to an aggregate of 727,933 shares of Common Stock (as adjusted) may be granted at fair market value to executive officers and key employees during the ten-year period ending in October 2002. At June 30, 1995, 733,733 shares were available for grant under the 1992 Plan. Options to purchase a total of 81,000 shares of Common Stock were outstanding under the 1992 Plan on June 30, 1995, with exercise prices of $2.25 to $4.375 per share. The incentive stock options included in the foregoing tabulation expire five years from the date of grant, are non-transferable and are exercisable beginning with the date of grant in 20 percent cumulative yearly installments.

         The Company's 1990 Non-Employee Stock Option Plan ("1990 Plan") was adopted to promote the interests of the Company and its stockholders by enabling the Company to attract and retain outside directors and consultants, to provide them an incentive to continue service with the Company, and provide them additional incentive to promote the success of the Company's business. The 1990 Plan was approved by the stockholders at the Company's 1990 annual meeting. A total of 50,000 shares (with appropriate adjustment in the event of a stock split or other change in the Company's common stock) of common stock of the Company, par value $.01 per share, are currently available for grant of options under the 1990 Plan. The Plan authorizes grants of options which do not meet the requirements of Section 422 of the Internal Revenue Code to non-employee directors and/or consultants of the Company. No option may be granted after October 15, 2000 or such earlier date as the Board of Directors may determine. To date no options under the 1990 Plan have been granted.

         Each option would have a maximum term of five years, or such lesser period as the Committee specifies. Options would become exercisable at the rate of 20% per year. An option may be exercised by an optionee during his tenure as a director or consultant. Options under the 1990 Plan would not be transferable. The optionees would have "piggy-back" registration rights whereby if in the future the Company registered any additional shares with the Securities and Exchange Commission, the Company would also register the shares subject to such options.

                     COMPARISON OF TOTAL SHAREHOLDER RETURN

The following graph sets forth the Company's total shareholder return index as compared to the NASDAQ index and a NASDAQ electronic component stock industry index.
------------------------------------------------------------------------------
                                PERFORMANCE CHART

                                    [CHART]


NAPCO                        100          88         167         104          71

NASDAQ                       100         120         152         151         203

PEER                         100          80         103         103          83
GROUP*

---------------

                        * Peer Group consists of:

                          Code-Alarm, Inc.
                          Detection Systems, Inc.
                          Napco Security Systems, Inc.
                          Vicon Industries, Inc.

                  THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Arthur Andersen LLP ("AA") as the independent public accountants for the Company and its subsidiaries for its 1995 fiscal year. AA has been serving the Company since fiscal 1993.

         Services provided by AA during and for the 1995 fiscal year consisted of audit and non-audit related services. These services included the examination of the consolidated financial statements of the Company, services related to reporting by the Company and its subsidiaries to the Securities and Exchange Commission and consulting during the year on matters related to accounting, taxes and financial reporting.

         A representative of AA will be present at the Annual Meeting to make a statement if he desires and to respond to appropriate questions presented at the Meeting.

                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

         Any stockholder proposal which is intended to be presented at next year's annual meeting of stockholders must be received by the Company not later than June 22, 1996 if it is to be considered for inclusion in the Company's proxy statement and form of proxy for such meeting.

                            EXPENSES OF SOLICITATION

         The Company will bear all costs in connection with the solicitation by the Board of Directors of proxies of the Meeting. The Company intends to request brokerage houses, custodial nominees and others who hold stock in their names to solicit proxies from the persons who beneficially own such stock. The Company will reimburse brokerage houses, custodial nominees and others for their out-of-pocket expenses and reasonable clerical expenses. It is estimated that these expenses will be nominal. In addition, officers and employees of the Company may solicit proxies personally or by telephone, telegram or letter; they will receive no extra compensation for such solicitation.

Dated: October 20, 1995

                          NAPCO SECURITY SYSTEMS, INC.
                               333 Bayview Avenue
                           Amityville, New York 11701

                   PROXY - SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned stockholder of NAPCO SECURITY SYSTEMS, INC. hereby appoints Messrs. Richard Soloway and Kenneth Rosenberg, and each or either of them, the proxy or proxies of the undersigned, with full power of substitution, to vote as specified on the reverse side all shares of Common Stock of said Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation, to be held on Tuesday, November 21, 1995 and at all adjournments of such Meeting, with all powers the undersigned would possess if personally present.

         This Proxy will be voted as specified. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE FOUR (4) DIRECTORS (ITEM 1) AND AGAINST THE SHAREHOLDER PROPOSAL TO EXPAND THE BOARD OF DIRECTORS (ITEM 2); AND AS TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION AND IN THE BEST JUDGMENT OF THE PROXIES. This Proxy may be revoked at any time prior to the voting thereof.

                                    (Please date and sign on the reverse side.)

(Continued from the other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

Item 1 - Election of four directors: Randy B. Blaustein, Kenneth Rosenberg, Richard Soloway and Andrew J. Wilder.

          FOR / /                         WITHHOLD / /

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

Item 2 - Shareholder proposal to expand the Board of Directors utilizing an unusual eligibility definition opposed by management.

         FOR / /       AGAINST / /        ABSTAIN / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

                                                   Dated:_______________________

                                                   _____________________________

                                                   _____________________________
                                                   Signature or Signatures

                                                   Please sign exactly as your
                                                   name appears at the left.
                                                   Executors, administrators,
                                                   trustees, guardians,
                                                   attorneys and agents should
                                                   give their full titles and
                                                   submit evidence of
                                                   appointment unless previously
                                                   furnished to the Corporation
                                                   or its transfer agent.